Exhibit F.1

March 14, 2007

Citigroup Global Markets Inc.

390 Greenwich Street

New York, New York 10013

Deutsche Bank Securities Inc.

60 Wall Street New York,

New York 10005

Ladies and Gentlemen:

We have acted as United States counsel to the Republic of Peru (the “Republic”) in connection with an invitation (the “Invitation”) to holders of certain of the Republic’s outstanding securities as follows: (i) to exchange up to U.S.$750,000,000 aggregate principal amount of its 8.375% Global Bonds due 2016 (the “2016 Global Bonds”) or an unlimited amount of 8.750% Global Bonds due 2033 (together with the 2016 Global Bonds, the “Reopened Bonds”) for its outstanding 9.125% Global Bonds due 2012 (the “2012 Global Bonds”) and/or to tender the 2012 Global Bonds for cash, subject to certain limits set forth in the Prospectus (as defined below); and (ii) to exchange a minimum of U.S.$400,000,000 aggregate principal amount of a new series of Global Bonds due 2037 (together with the Reopened Bonds, the “Exchange Bonds”) that will be issued on or about the Settlement Date (as defined in the Dealer Manager Agreement) for certain outstanding Brady Bonds as set forth in the Prospectus Supplement, and/or to tender the Brady Bonds for cash, pursuant to the Dealer Manager Agreement dated February 15, 2007 among the Republic and each of you (the “Dealer Manager Agreement”). The Exchange Bonds will be issued and delivered by the Republic pursuant to the Invitation Materials (as defined in Dealer Manager Agreement) and the Fiscal Agency Agreement, dated as of February 6, 2003 (as amended to the time hereof, the “Fiscal Agency Agreement”), between the Republic and JPMorgan Chase Bank, N.A. (currently, The Bank of New York, successor fiscal agent to JPMorgan Chase Bank, N.A.) (the “Fiscal Agent”).

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We have examined the Registration Statement on Schedule B (File No. 333-139486) filed by the Republic under the U.S. Securities Act of 1933, as amended (the “Securities Act”) as it became effective under the Securities Act, the Republic’s prospectus dated January 17, 2007 (the “Base Prospectus”), as supplemented by the prospectus supplement dated February 15, 2007 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed by the Republic pursuant to Rule 424(b) of the rules and regulations of the U.S. Securities and Exchange Commission under the Securities Act; the Fiscal Agency Agreement relating to the Exchange Bonds; and the Dealer Manager Agreement. In addition, we have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing and upon originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Dealer Manager Agreement has been duly executed and delivered by the Republic in accordance with the law of the State of New York; and assuming that the Dealer Manager Agreement is the valid and legally binding obligation of each of you, the Dealer Manager Agreement constitutes a valid and legally binding obligation of the Republic enforceable against the Republic in accordance with its terms, except as enforceability thereof may be limited by considerations of public policy.

2. The Fiscal Agency Agreement has been duly executed and delivered by the Republic in accordance with the law of the State of New York; and assuming that the Fiscal Agency Agreement is the valid and legally binding obligation of the Fiscal Agent, the Fiscal Agency Agreement constitutes a valid and legally binding obligation of the Republic enforceable against the Republic in accordance with its terms.

3. The Exchange Bonds have been duly executed and issued by the Republic, in accordance with the law of the State of New York; and when authenticated by the Fiscal Agent in accordance with the terms of the Fiscal Agency Agreement and upon the exchange thereof for 2012 Global Bonds or Brady Bonds, as applicable, as provided in

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the Dealer Manager Agreement and as contemplated in the Prospectus, the Exchange Bonds will constitute valid and legally binding obligations of the Republic enforceable against the Republic in accordance with their terms.

4. The making of the Invitation and the performance by the Republic of its obligations in the Dealer Manager Agreement and the Fiscal Agency Agreement will not require any consent, approval, authorization, order, registration or qualification of or with any U.S. federal or New York state governmental agency or body or, to our knowledge, court, except such as have been obtained or effected under the Securities Act (except that we express no opinion relating to the any state securities or Blue Sky laws).

5. The statements made in the Base Prospectus under the caption “Description of the Securities” and in the Prospectus Supplement under the caption “Description of the Reopened Bonds and the 2037 Bonds”, insofar as they purport to constitute summaries of certain terms of documents referred to therein, constitute accurate summaries of the terms of such documents in all material respects.

6. The statements made in the Base Prospectus under the caption “Taxation” and Prospectus Supplement under the caption “Taxation”, insofar as they purport to constitute summaries of matters of U.S. federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

7. Assuming validity under the laws of the Republic of Peru, under the laws of the State of New York relating to submission to jurisdiction, the Republic, pursuant to Section 14 of the Dealer Manager Agreement and the corresponding provisions of the Fiscal Agency Agreement and the Exchange Bonds has (i) validly and irrevocably submitted to the personal jurisdiction of any New York State or U.S. federal court located on the Borough of Manhattan, The City of New York, in any action arising our or relating to the Dealer Manager Agreement or the Fiscal Agency Agreement, and (ii) validly appointed CT Corporation System as its initial authorized agent for the purpose described in Section 14 of the Dealer Manager Agreement, Section 8.6 (c) of the Fiscal Agency Agreement and Section 10 (b) of the Exchange Bonds; and service of process effected in the manner set forth in Section 14 of the Dealer Manager Agreement, Section 8.6 (c) of the Fiscal Agency Agreement and Section 10 (b) of the Exchange Bonds, will be effective to confer valid personal jurisdiction over the Republic in any such action.

Our opinions set forth in paragraphs 1 and 2 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing (iv) the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights and (v) considerations of public policy.

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We express no opinion herein as to the validity, legally binding effect or enforceability of Section 16 of the Dealer Manager Agreement relating to the severability of the provisions of the Dealer Manager Agreement.

Our opinion set forth in paragraph 3 above is limited to our review of only the statutes, rules and regulations that, in our experience, are customarily applicable to the transactions of the type contemplated by the Invitation and the Prospectus.

In connection with the provisions of the Dealer Manager Agreement, the Fiscal Agency Agreement and Section 10 (b) of the Exchange Bonds, whereby the Republic submits to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1330, 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of the Dealer Manager Agreement, the Fiscal Agency Agreement and Section 10 (b) of the Exchange Bonds, which relate to forum selection (including without limitation, any waiver of any objection to venue or any objection that the court is an inconvenient forum), we note that under NYCPLR § 510 a New York state court may have discretion to transfer the place of trial and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We express no opinion as to the enforceability of the provisions of Section 15 of the Dealer Manager Agreement providing for indemnity by the Republic for any loss incurred by the Dealer Managers in obtaining any U.S. dollar amount due to such party under the Dealer Manager Agreement from a court judgment or order in another currency. We note that (i) a New York state statute provides that with respect to a foreign currency obligation a New York state court shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at a rate of exchange prevailing on the date of entry of the judgment or decree and (ii) with respect to a foreign currency obligation a U.S. federal court sitting in New York may award judgment in U.S. dollars, provided that we express no opinion as to the rate of exchange that such court would apply.

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We note that enforceability in the United States of the waiver by the Republic of its immunity (including sovereign immunity) from court jurisdiction, as set forth in the Dealer Manager Agreement, the Fiscal Agency Agreement and Section 10 (b) of the Exchange Bonds, is subject to limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States. We understand that, with respect to all matters of Peruvian laws, you are relying on the opinion letters of Manuel Velarde, Legal Counsel to the Republic, and of Estudio Rubio, Leguía, Normand y Asociados, your Peruvian counsel, each dated the date hereof.

This opinion letter is rendered to you in connection with the above-described transaction. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent, except that the Fiscal Agent may rely upon the opinions set forth in paragraph numbers 2 and 3 of this opinion letter as if rendered to the Fiscal Agent on the date hereof, subject to the assumptions, qualifications, limitations and exceptions set forth herein relating to such opinion paragraphs.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP